EXHIBIT 99.1

Fastenal Company Settles Dispute

WINONA, Minn., Jan. 13, 2011 (GLOBE NEWSWIRE) -- Fastenal Company (Nasdaq:FAST) signed a settlement agreement on January 13, 2011. This agreement settles the dispute disclosed in our quarterly report on Form 10-Q for the quarter ended September 30, 2010. The previous disclosure was as follows:

LEGAL PROCEEDINGS

In July 2010, we received a letter from the Civil Division of the Department of Justice (the 'DOJ') advising that they intended to be ready to commence litigation against us regarding a contract we entered into with the United States General Services Administration (the 'GSA') in 2000. We discontinued the GSA contract in 2005. The letter is related to an audit conducted by the GSA Office of Inspector General (the 'OIG') in 2005-06 that suggested we had not complied with certain pricing and product requirement provisions, and had potentially overcharged government customers under the contract. We have communicated our disagreement with the audit report, and have participated in several meetings and discussions with the OIG and DOJ on these disputed issues during the past several years. A subpoena dated March 25, 2010 was sent to us from the DOJ seeking information about the Company's position concerning our compliance under the contract, and we provided responsive information to the DOJ in May 2010. Discussions between the DOJ and Fastenal relating to our compliance with the pricing and product requirement provisions under the contract are ongoing. As of June 30, 2010, the DOJ had offered to resolve this matter for a payment by us of $9.5 million and we had offered $750 thousand, which amount we had accrued. During the third quarter of 2010 we continued our discussions with the DOJ. The DOJ has currently offered to resolve this matter for $8.5 million and we have offered $2.75 million, which amount we have accrued as of September 30, 2010. The timing and outcome of these discussions are uncertain and could include settlement or civil litigation by the DOJ to recover, among other amounts, treble damages and penalties under the False Claims Act. While this matter is not expected to have a material adverse effect on our financial position, an unfavorable resolution could result in payments by the Company in excess of the amounts reserved. We continue to believe that we have complied with our obligations under the GSA contract in all material respects.

Under the terms of the agreement, we will make an immediate one-time payment of $6.25 million.  As indicated above, we continue to believe that we complied with our obligation under the GSA contract in all material respects. However, we felt a continuation of our dispute with the DOJ and GSA was not the best use of our resources.

For the benefit of the reader of this disclosure, the cost associated with this settlement was recorded as follows:

Fiscal 2009	$750,000
Third quarter - 2010	2,000,000
Fourth Quarter - 2010	3,500,000
Total	$6,250,000

Additional information regarding Fastenal Company is available on the Fastenal Company World Wide Web site at www.fastenal.com.   FAST-G

The Fastenal Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432

CONTACT: Dan Florness, EVP and Chief Financial Officer
         (507) 454-5374